SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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FOUNDRY NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2003

     The Annual Meeting of Stockholders (the “Annual Meeting”) of Foundry Networks, Inc., a Delaware corporation (the “Company”), will be held at the Westin Santa Clara Hotel, located at 5101 Great America Parkway, Santa Clara, CA 95054 on Thursday, June 12, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect five (5) directors to serve until the next Annual Meeting or until their respective successors are elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003; and
3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     These proposals are more fully described in the Proxy Statement which is attached and made a part of this Notice.

     The Board of Directors has fixed the close of business on April 16, 2003 as the record date for determining the stockholders entitled to notice and to vote at the Annual Meeting and any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, however, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors, Timothy D. Heffner Vice President, Finance and Administration and Chief Financial Officer

San Jose, California
May 9, 2003

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

FOUNDRY NETWORKS, INC.
2100 GOLD STREET
P.O. BOX 649100
SAN JOSE, CALIFORNIA 95164-9100

PROXY STATEMENT

General

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Foundry Networks, Inc., a Delaware corporation, of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders to be held at the Westin Santa Clara Hotel, located at 5101 Great America Parkway, Santa Clara, CA 95054 on Thursday, June 12, 2003, at 10:00 a.m., local time, and any adjournment or postponement thereof.

     This Proxy Statement, the enclosed proxy card and the Company’s Annual Report to Stockholders for the year ended December 31, 2002, including financial statements, were first mailed to stockholders entitled to vote at the meeting on or about May 9, 2003.

     In this Proxy Statement:

  “We,” “us,” “our,” “Foundry” and the “Company” refer to Foundry Networks, Inc.

  “Annual Meeting” or “Meeting” means our 2003 Annual Meeting of Stockholders

  “Board of Directors” or “Board” means our Board of Directors

  “SEC” means the Securities and Exchange Commission

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Jeff Davitt) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

     The close of business on April 16, 2003 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 122,276,465 shares of common stock outstanding and held of record by approximately 459 stockholders.

Voting and Solicitation

     Each outstanding share of common stock on the Record Date is entitled to one vote on all matters. Shares of common stock may not be voted cumulatively.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. The presence of a quorum is required to transact the business proposed to be transacted at the Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     Provided a quorum is present, the nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting. Abstentions will have no effect on the vote for election of directors, but will have the same practical effect as a negative vote on all other matters submitted to the stockholders.

     The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted (i) FOR the election of each of the five (5) nominees for director named below, (ii) FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003, and (iii) as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting. In addition, the Company may reimburse brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

Annual Report and Form 10-K

     AN ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 IS ENCLOSED WITH THIS PROXY STATEMENT. IN ADDITION, UPON WRITTEN REQUEST, WE WILL, WITHOUT CHARGE, FURNISH YOU WITH A COPY OF OUR FORM 10-K FILED FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002. THE REQUEST SHOULD BE SENT TO THE ATTENTION OF JEFF DAVITT, STOCK ADMINISTRATOR, FOUNDRY NETWORKS, INC., P.O. BOX 649100, SAN JOSE, CA 95164. ALTERNATIVELY, THE FORM 10-K MAY BE ACCESSED VIA THE INTERNET FROM THE WEBSITE FOR THE SECURITIES AND EXCHANGE COMMISSION, WWW.SEC.GOV.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Nominees

     At the Annual Meeting, the stockholders will elect five (5) directors to serve until the 2004 Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

     Assuming a quorum is present, the five (5) nominees receiving the highest number of votes will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the five (5) nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

     The Board has nominated the current members of the Board to be reelected to serve until the 2004 Annual Meeting or until their respective successors are elected and qualified. The names of the nominees, their ages as of April 16, 2003 and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since

Bobby R. Johnson, Jr	46	President, Chief Executive Officer and Chairman	1996
		of the Board of Directors of the Company

Andrew K. Ludwick (1) (2)	57	Private Investor	1999

Alfred J. Amoroso (2)	53	President, Chief Executive Officer and Vice	2000
		Chairman of the Board of Directors of Meta
		Group, Inc.

C. Nicholas Keating, Jr.(1)(2)	61	President and Chief Executive Officer of IP	2000
		Infusion Inc.

J. Steven Young (1)	41	Co-Founder and Chairman of the Board of	2000
		Directors of Found, Inc.

(1)	Member of compensation committee.
(2)	Member of audit committee.

     There are no family relationships among any of the directors or executive officers of the Company.

     Bobby R. Johnson, Jr. co-founded Foundry and has served as President, Chief Executive Officer and Chairman of the board of directors of Foundry since its inception in May 1996. From August 1993 to October 1995, Mr. Johnson co-founded and served as President, Chief Executive Officer and Chairman of the board of directors of Centillion Networks, Inc., a provider of local area network switches. From September 1991 to February 1993, he was Vice President and General Manager of Internetworking Hardware for Network Equipment Technologies, a wide area networking company. Mr. Johnson holds a B.S. with honors from North Carolina State University.

     Andrew K. Ludwick has served as a member of the board of directors of Foundry since May 1999. From September 1995 to October 1997, Mr. Ludwick was Chief Executive Officer of Bay Networks, a networking company. From July 1985 to September 1995, he was founder, President and Chief Executive Officer of SynOptics, an internetworking company. Mr. Ludwick holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

     Alfred J. Amoroso has served as a member of the board of directors of Foundry since October 2000. Since July 2002, Mr. Amoroso has also served as President, Chief Executive Officer and Vice Chairman of the Board of Directors of Meta Group, an information technology research and advisory firm. From October 1999 until its merger with IBM in January 2002, Mr. Amoroso served as President, Chief Executive Officer and a director of CrossWorlds Software, Inc. From May 1997 to October 1999, he served as General Manager of IBM global services Asia Pacific. From 1993 to 1997, he held various other management positions at IBM, including General Manager of the worldwide insurance business unit, General Manager of the North American insurance business unit and President of the insurance consulting practice. Before joining IBM, Mr. Amoroso held various positions at Price Waterhouse, now PricewaterhouseCoopers, from 1985 to 1993, including lead technology partner and partner in charge of the worldwide insurance consulting practice. Mr. Amoroso holds a B.S. in systems engineering and M.S. in operations research from Polytechnic Institute of Brooklyn.

     C. Nicholas Keating, Jr. has served as a member of the board of directors of Foundry since October 2000. Since October 2000, Mr. Keating has been the President and Chief Executive Officer of IP Infusion Inc., an Internet protocol software development company. He had previously been appointed a member of the board of directors of IP Infusion Inc. in July 2000. From February 1999 to January 2001, he was President and Chief Executive Officer of US Search.com Inc., a web-based supplier of information products and services. From January 1994 to February 1999 he was a business advisor to a number of companies in the networking, software and semiconductor industries. From May 1987 until December 1993, Mr. Keating served as Vice-President of Network Equipment Technologies, a wide area networking company. In addition to IP Infusion, Inc., Mr. Keating also serves as a director of Network Equipment Technologies. Mr. Keating holds a B.A. and M.A. from American University and was a Fulbright Scholar.

     J. Steven Young has served as a member of the board of directors of Foundry since October 2000. Mr. Young co-founded and has served as the Chairman of the board of directors of Found, Inc., an e-infrastructure technology solution provider, since February 1999. Mr. Young also serves as a member of the boards of directors of a number of private companies. From May 1987 to June 2000, Mr. Young was the quarterback of the San Francisco 49ers. Mr. Young holds a B.S. and J.D. from Brigham Young University.

Meetings and Committees of the Board of Directors

     During the period from January 1, 2002 through December 31, 2002 (the “last fiscal year”), the Board met five (5) times and took action by written consent four (4) times. No director who served as a director during the entire last fiscal year, attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he serves.

     The Board has an audit committee and a compensation committee. During the year ended December 31, 2002, the compensation committee consisted of Messrs. Keating, Ludwick and Young and the audit committee consisted of Messrs. Amoroso, Keating and Ludwick. During the year ended December 31, 2002, the audit committee met four (4) times, and the compensation committee met three (3) times. The audit committee selects the Company’s independent auditors and monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal accounting controls. The compensation committee establishes and administers the Company’s policies regarding annual executive salaries, cash incentives, and equity incentive plans. The Board has no nominating committee or committee performing such functions.

Compensation of Directors

     Directors did not receive any cash fees for services provided in that capacity during the last fiscal year. The Company’s 1999 Directors Stock Option Plan (the “Directors Plan”), which took effect upon the closing of its initial public offering in October 1999, provides that each person who becomes a non-employee director of the Company will be granted a nonstatutory stock option to purchase 225,000 shares of common stock on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date of each annual meeting of the Company’s stockholders at which a director is elected, each such non-employee director shall be granted an option to purchase 60,000 shares of common stock if, on such date, he or she shall have served on the Company’s Board for at least six months. The Directors Plan provides that stock options granted under it will vest and become exercisable as to 25% of the shares subject to the options on the first anniversary of the date of grant of the options and as to 1/48 th of the shares subject to the option on each monthly anniversary of the date of grant of the option thereafter, provided that they will vest and become exercisable in full immediately prior to a transaction which constitutes a “Change of Control,” defined as a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. In connection with the Company’s 2002 Annual Meeting, on June 14, 2002, the stockholders of the Company approved the increase of the total number of shares of common stock reserved for issuance from 1,350,000 shares to 3,350,000 shares.

     Each of the current non-employee directors of Foundry has served for more than six months at the time of the Annual Meeting, so each will receive an option to purchase 60,000 shares of the Company’s common stock under the Directors Plan if they are reelected to the Board at the Annual Meeting.

     In an action by unanimous written consent of the Board of Directors dated February 5, 2002, Messrs. Amoroso, Keating, Ludwick and Young each were granted an additional option to purchase 60,000 shares of the Company’s common stock. These options had a per share exercise price of $6.14, the then fair market value of the common stock based on the closing price of the Company’s common stock as listed on the Nasdaq National Market on that date, were granted under the Company’s 1996 Stock Plan and vest and become exercisable as to 1/24th of the shares subject to the option on at the end of each month after the date of grant.

     In connection with the Company’s 2002 Annual Meeting, on June 14, 2002, each of Messrs. Amoroso, Keating, Ludwick, and Young were automatically granted an option to purchase 60,000 shares of Company common stock. These options had a per share exercise price of $6.86, the then fair market value of the common stock based on the closing price of the Company’s common stock as listed on the Nasdaq National Market on that date, were granted under the Directors Plan and vest and become exercisable as to 1/4th of the shares subject to the option on June 14, 2003, and as to 1/48th of the shares subject to the option on the 15th of each month thereafter.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company’s independent auditors since June 2002 and has been appointed by the Board to continue as the Company’s independent auditors for the year ending December 31, 2003. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

     Prior to June 21, 2002, the Company’s independent accountants were Arthur Andersen LLP. On June 21, 2002, the Company terminated its relationship with Arthur Andersen LLP as its independent public accountants and engaged Ernst & Young LLP, effective June 21, 2002 , to serve as its independent auditors for its fiscal year ending December 31, 2002. The Company’s Board of Directors, upon the recommendation of the audit committee, authorized the engagement of Ernst & Young, LLP and the termination of Arthur Andersen LLP, due to its indictment by the U.S. Department of Justice.

     During the fiscal years ended December 31, 2000 and December 31, 2001 and subsequent interim periods prior to June 21, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of such disagreements in connection with its reports. In addition no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the Company’s fiscal years ended December 31, 2000 and December 31, 2001 and subsequent interim periods prior to June 21, 2002. The reports of Arthur Andersen LLP on the financial statements of the Company for the fiscal years ended December 31, 2000 and December 31, 2001 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Company requested that Arthur Andersen LLP furnish a letter addressed to the SEC, stating whether they agree with the above statements. A copy of such Arthur Andersen LLP letter to the SEC, dated June 25, 2002, is filed as an exhibit to the Form 8-K/A filed by the Company on July 3, 2002, which may be accessed via the Internet from the website for the Securities and Exchange Commission, www.sec.gov.

     The Company did not consult with Ernst & Young LLP during the two fiscal years ended December 31, 2000 and December 31, 2001 or subsequent interim periods prior to June 21, 2002 regarding either (i) the application of accounting principles to a specified transaction or transactions, either completed or proposed, or (ii) the type of audit opinion Ernst & Young LLP might render on the Company’s financial statements.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information that has been provided to the Company regarding the beneficial ownership of our common stock as of February 28, 2003 by: (a) each of our directors and the executive officers named in the Compensation of Executive Officers table of this Proxy Statement (the “Named Executive Officers”); (b) all directors and executive officers as a group; and (c) each person who is known to us to own beneficially more than 5% of our common stock.

Name and Address	Number of Shares	Percent of CommonStock

Bobby R. Johnson, Jr	15,173,912	12.4%
Lawrence L. Akin (a)	273,708	*
Lee Chen (b)	2,328,191	1.9%
Ken K. Cheng (c)	854,051	*
Timothy D. Heffner (d)	1,024,094	*
Karl D. Triebes (e)	125,712	*
Andrew K. Ludwick (f)	849,000	*
Alfred J. Amoroso (g)	316,625	*
C. Nicholas Keating (g)	315,625	*
J. Steven Young (g)	315,625	*
All directors and executive officers as a group (12 persons)	21,765,098	17.4%

*	Less than one percent of the outstanding shares of common stock.
(a)	Includes 272,049 shares issuable upon the exercise of options which were exercisable within sixty days of February 28, 2003.
(b)	Includes 862,708 shares issuable upon the exercise of options which were exercisable within sixty days of February 28, 2003. On March 1, 2003, Mr. Chen resigned from his role as Vice President and became a senior non-officer employee, with non-management responsibilities similar to that of an academic fellowship.

(c)	Includes 292,604 shares issuable upon the exercise of options which were exercisable within sixty days of February 28, 2003.
(d)	Includes 360,867 shares issuable upon the exercise of options which were exercisable within sixty days of February 28, 2003.
(e)	Includes 121,875 shares issuable upon the exercise of options which were exercisable within sixty days of February 28, 2003.
(f)	Includes 716,500 shares held by a family trust of which Mr. Ludwick is a trustee, 7,500 shares transferred to his minor children and held in custodial accounts on their behalf, and 125,000 shares issuable upon the exercise of options which were exercisable within sixty days of February 28, 2003.

(g)	Includes 315,625 shares issuable upon the exercise of options which were exercisable within sixty days of February 28, 2003.

     Except as otherwise noted, the address of each person listed in the table is c/o Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California, 95164-9100. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

     The table includes all shares of common stock issuable within sixty days of February 28, 2003 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date.

     The applicable percentage of ownership for each stockholder is based on 121,999,231 shares of common stock outstanding as of February 28, 2003 together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation earned by (a) Bobby R. Johnson, Jr., the Company’s Chief Executive Officer during the fiscal year ended December 31, 2002, (b) the five other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended December 31, 2002; and (c) each such individual during the Company’s two preceding fiscal years. The amounts in the column entitled “Other Annual Compensation” represent commissions paid, based on total sales, to Mr. Akin. The amounts in the column titled “All Other Compensation” consist of life insurance premiums paid by the Company.

Summary Compensation Table

Name & Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation Awards	All Other Compensation($)

		Salary($)	Bonus($)	Other Annual Compensation($)	Securities Underlying Options(#)

Bobby R. Johnson, Jr	2002	$272,540	$243,400	—	600,000	$207
President, Chief Executive	2001	$157,000	—	—	—	$202
Officer, Chairman of the	2000	$140,000	—	—	—	$420
Board of Directors

Lawrence L. Akin	2002	$198,460	—	$270,000	280,000	$216
Vice President, Sales	2001	$151,000	—	$131,116	192,500	$216
	2000	$16,730	—	$169,307	85,000	$450

Lee Chen (1)	2002	$351,350	—	—	550,000	$216
Vice President, Software	2001	$188,000	$10,000	—	85,000	$216
Development	2000	$150,000	$7,500	—	200,000	$444

Ken K. Cheng	2002	$225,865	$69,225	—	325,000	$216
Vice President, Marketing	2001	$186,000	$3,846	—	85,000	$207
	2000	$145,000	$7,500	—	80,000	$405

Timothy D. Heffner	2002	$225,865	$69,225	—	275,000	$216
Chief Financial Officer	2001	$164,425	—	—	85,000	$209
	2000	$130,000	$7,500	—	100,000	$187

Karl D. Triebes	2002	$225,865	$69,225	—	285,000	$216
Vice President, Hardware	2001	$102,750	—	—	105,000	$126
Development

(1)	On March 1, 2003, Mr. Chen resigned from his role as Vice President and became a senior non-officer employee, with non-management responsibilities similar to that of an academic fellowship.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

     All of these stock options were granted under the Company’s 1996 Stock Plan. The 80,000 share option granted to Mr. Akin and the 45,000 share option granted to Mr. Triebes on February 5, 2002 have a ten year term and vest 1/6th on August 5, 2002 and 1/36th per month on the 5th of each month thereafter. The 20,000 share option granted to Mr. Akin and the 60,000 share option granted to Mr. Triebes on February 5, 2002 have a ten year term and vest 1/8th on August 5, 2002 and 1/48th per month on the 5th of each month thereafter. The options granted to Messrs. Chen, Cheng and Heffner on February 5, 2002 have a ten year term and vest 1/4th on August 5, 2002 and 1/24th per month on the 5th of each month thereafter. The options granted to Messrs. Akin, Cheng and Triebes on May 6, 2002 have a ten year term and vest 1/48th per month on the 6th of each month following May 6, 2002. The option granted to Mr. Heffner on May 6, 2002 has a ten year term and vests 1/24th per month on the 6th of each month following May 6, 2002. The option granted to Mr. Chen on May 6, 2002 has a ten year term and vests 1/12th per month on the 6th of each month following May 6, 2002. The option granted to Mr. Johnson on August 7, 2002 has a ten year term and vests 1/2 on August 7, 2003, 1/4th on August 7, 2004 and 1/4th on August 7, 2005.

     The percentages below are based on the aggregate of 12,496,950 shares subject to options granted by the Company in 2002. The exercise price per share of each option was equal to the fair market value of our common stock on the date of grant as determined by our Board of Directors.

     The potential realizable value assumes that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire 10-year term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC, and do not represent our prediction of stock performance. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the common stock and the timing of option exercises, as well as the optionee’s continued employment through the vesting period. The gains shown are net of the option exercise price, but do not include deductions for taxes and other expenses payable upon the exercise of the option or for sale of underlying shares of common stock.

	Number Of Securities Underlying Options Granted (#)	Individual Grants		Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($)

		% Of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($)

					5%	10%

Bobby R. Johnson, Jr	600,000	4.80%	$7.94	8/6/12	$2,996,054	$7,592,589
Lawrence L. Akin	20,000	0.16%	$6.14	2/4/12	$77,228	$195,712
Lawrence L. Akin	80,000	0.64%	$6.14	2/4/12	$308,913	$782,846
Lawrence L. Akin	180,000	1.44%	$4.94	5/5/12	$559,213	$1,417,156
Lee Chen	250,000	2.00%	$6.14	2/4/12	$965,353	$2,446,395
Lee Chen	300,000	2.40%	$4.94	5/5/12	$932,022	$2,361,926
Ken K. Cheng	150,000	1.20%	$6.14	2/4/12	$579,212	$1,467,837
Ken K. Cheng	175,000	1.40%	$4.94	5/5/12	$543,679	$1,377,790
Timothy D. Heffner	125,000	1.00%	$6.14	2/4/12	$482,677	$1,223,197
Timothy D. Heffner	150,000	1.20%	$4.94	5/5/12	$466,011	$1,180,963
Karl D. Triebes	45,000	0.36%	$6.14	2/4/12	$173,764	$440,351
Karl D. Triebes	60,000	0.48%	$6.14	2/4/12	$231,685	$587,135
Karl D. Triebes	180,000	1.44%	$4.94	5/5/12	$559,213	$1,417,156

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth the number of shares covered by unexercised stock options as of the fiscal year ended December 31, 2002, and the value of “in-the-money” stock options, which represents the positive spread between the exercise price of a stock option and $7.04, the per share closing price of the Company’s common stock on The Nasdaq Stock Market on December 31, 2002.

Name	Shares Acquired on Exercise (#)	Value Realized ($)		Number of Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)

				Exercisable	Unexercisable	Exercisable	Unexercisable

Bobby R. Johnson, Jr	—	—		—	600,000	—	—
Laurence L. Akin	—	—		224,827	332,673	$78,876	$389,124
Lee Chen	177,500	$1,279,975	(1)	714,792	277,083	$1,400,713	$432,541
Ken K. Cheng	—	—		253,021	236,979	$109,844	$392,656
Timothy D. Heffner	—	—		315,033	179,167	$373,818	$288,750
Karl D. Triebes	12,500	$50,125	(2)	85,625	291,875	$69,938	$406,012

(1)	Value realized is calculated based on the closing price of our common stock as reported on the Nasdaq Stock Market on the dates of exercise ($4.86 on May 7, 2002, $7.94 on August 7, 2002, $8.65 on November 15, 2002 and $8.92 on November 21, 2002) minus the exercise prices of the options (27,500 shares at $0.17 per share for the option exercised on May 7, 2002, 50,000 shares at $0.83 per share for the option exercised on August 7, 2002, 50,000 shares at $0.83 per share for the option exercised on November 15, 2002, and 50,000 shares at $0.83 per share for the option exercised on November 21, 2002) and does not necessarily indicate that the optionee sold such stock.

(2)	Value realized is calculated based on the closing price of our common stock as reported on the Nasdaq Stock Market on the date of exercise ($8.95 on November 22, 2002) minus the exercise price of the option (12,500 shares at $4.94 per share) and does not necessarily indicate that the optionee sold such stock.

     Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During the year ended December 31, 2002, the compensation committee of the Board consisted of Messrs. Keating, Ludwick and Young, all of the above-mentioned directors being non-employee directors of the Company. The compensation committee reviews, recommends and approves changes to the Company’s compensation policies and benefits programs, establishes and monitors specific compensation levels for executive officers, administers the Company’s stock option plans, including approving stock option grants, and otherwise seeks to ensure that the Company’s compensation philosophy is consistent with the Company’s best interests and is properly implemented. Bobby R. Johnson, Jr., who is a director as well as the Company’s President and Chief Executive Officer, has not participated in deliberations or decisions involving his own compensation.

General Compensation Policy

     Under the supervision of the Board, the Company’s compensation policy is designed to attract and retain qualified executives critical to the Company’s growth and long-term success. The Company’s compensation philosophy for executive officers serves two principal purposes: (i) to provide a total compensation package for executive officers that is competitive with the current market for executive talent and enables the Company to attract and retain key executive and employee talent needed to achieve the Company’s business objectives and (ii) to link overall executive compensation to improvements in Company performance.

Elements of Executive Officer Compensation

     The Company’s executive compensation consists primarily of salary, incentive cash bonuses, health insurance and similar benefits, and the award of stock options. In addition, a significant portion of the overall cash compensation packages for the executive officer leading the Company’s sales efforts is comprised of commissions based on total sales derived under his supervision. In general, the compensation committee believes that in the highly competitive, emerging markets in which the Company operates, equity-based compensation provides the greatest incentive for outstanding executive performance and encourages the greatest alignment of management and stockholder long-term interests.

Base Salary

     Base salaries are evaluated annually for all executive officers, including the Chief Executive Officer. The level of base salary is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. The Company’s performance does not play a significant role in the determination of base salary. From January 1, 2002 through June 30, 2002, the base salary of Bobby R. Johnson, the Company’s CEO, was $140,000. Mr. Johnson’s base salary was increased to $400,000 effective July 1, 2002 after a thorough review of similarly situated chief executive officers. Effective January 1, 2002, the base salary of Laurence L. Akin, the Company’s Vice President, Sales was increased from $150,000 to $200,000; the base salary of Lee Chen, the Company’s Vice President, Software Development was increased from $200,000 to $350,000; the base salary of Timothy D. Heffner, the Company’s Chief Financial Officer was increased from $175,000 to $225,000; the base salary of Ken K. Cheng, the Company’s Vice President, Marketing was increased from $200,000 to $225,000; and the base salary of Karl D. Triebes, the Company’s Vice President, Hardware Development was increased from $200,000 to $225,000. The compensation committee determined that these salary adjustments were appropriate to bring base salaries to market levels and to retain these executive officers, and the committee may adjust the salaries of the Company’s executive officers in the future based on the factors discussed above.

Cash-Based Incentive Compensation

     Executive officers, other than officers who are on a commission plan, may receive discretionary cash bonuses as set forth in the Executive Performance Incentive Bonus Plan adopted by the compensation committee in January 2002. According to the terms of the bonus plan, performance-based bonuses under the plan may constitute up to

40% of an executive officer’s base salary earned during each semi-annual performance period. In the case of Mr. Johnson, the Company’s Chief Executive Officer, the Compensation Committee determined that commencing July 1, 2002, Mr. Johnson should be eligible to receive a performance based bonus constituting up to 100% of his base salary earned during each semi-annual review period. Under this Executive Perfomance Incentive Bonus Plan, 75% of the executive’s bonus under the plan is based upon Company performance as measured by revenue and EBITDA and 25% is based upon individual performance. In determining the bonus paid to each executive officer other than the Chief Executive Officer, the compensation committee reviews with the Chief Executive Officer the performance of each of the officers in their respective areas of accountability. In determining the bonus paid to the Chief Executive Officer, the compensation committee reviews the performance of the Chief Executive Officer with the Board of Directors against performance objectives set by the Board of Directors. In August 2002, the Compensation Committee determined that a one-time cash bonus should be payable to Mr. Johnson in the amount of $43,400. In addition, as discussed above, our Vice President, Sales receives commissions based on total sales derived under his supervision. These commissions typically represent a material part of his overall cash compensation package, and the compensation committee believes that they are appropriate and comparable to those received by similarly situated officers of high technology companies of comparable size and market capitalization.

Long-Term Incentive Compensation

     As noted above, the Company has relied substantially on long-term equity-based compensation as the principal means of compensating and incentivizing its executive officers. It is the Company’s practice to set option exercise prices for officers at not less than 100% of the fair market value of the Company’s common stock on the date of grant. Thus, the value of the stockholders’ investment in the Company must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years.

     In determining the number of shares subject to the stock option grants to executive officers as well as the vesting schedules of such options, the compensation committee considers various subjective factors primarily relating to the responsibilities of the individual officers, their expected future contributions, the number of shares owned by the officer which are not subject to vesting, and the number of shares or options held by the officer which continue to be subject to vesting and the vesting schedules and exercise prices of such shares or options. In addition, the compensation committee examines the level of equity incentives held by each officer relative to the other officers’ equity positions and their tenure, responsibilities, experience, and value to the Company. During the Company’s 2002 fiscal year, the Company granted all executive officers as a group options to purchase an aggregate of 2,555,000 shares of the Company’s common stock, including an option grant to Mr. Johnson to purchase 600,000 shares of the Company’s common stock.

Deductibility of Executive Compensation

     The compensation committee has considered the impact of Section 162(m) of the Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the compensation committee believes that options granted under the Company’s 1996 Stock Plan to such officers will meet the requirements for qualifying as performance-based, the compensation committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the compensation committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

Submitted by the compensation committee: C. Nicholas Keating, Jr Andrew K. Ludwick J. Steven Young

Compensation Committee Interlocks and Insider Participation

     The compensation committee of the Board currently consists of J. Steven Young, Andrew K. Ludwick and C. Nicholas Keating, Jr. No member of the compensation committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

AUDIT COMMITTEE REPORT

     During the year ended December 31, 2002 the audit committee consisted of Messrs. Amoroso, Ludwick and Keating, each of whom has been determined to be independent as defined by the Nasdaq Marketplace Rules. The audit committee operates under a written charter adopted by the Board. A copy of this charter, as amended by the Board in April 2003, is attached to this Proxy Statement as Appendix A.

     The audit committee selects, subject to stockholder ratification, the accounting firm to be engaged as the Company’s independent auditors, currently Ernst & Young LLP.

     The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

     The audit committee met four (4) times during the fiscal year 2002, and held discussions with management and the independent accountants. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61.

     The Company’s independent auditors also provided to the audit committee the written disclosure required by Independence Standards Board Standard No. 1,“Independence Discussions with Audit Committees.” The audit committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining its independence.

     Based on the audit committee’s discussion with management and the independent auditors, and the audit committee’s review of the representation of management and the report of the independent auditors to the audit committee, the audit committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Submitted by the audit committee: Alfred J. Amoroso C. Nicholas Keating Andrew K. Ludwick

FEES BILLED BY OUR INDEPENDENT AUDITORS

     During the fiscal year ended December 31, 2002, Ernst & Young LLP, our independent auditors from June 21, 2002 through December 31, 2002, billed the fees set forth below:

2002

Audit Fees	$332,000
Audit Related Fees	$5,500
Tax Fees	$110,000
All Other Fees	$—

     The audit committee of the board of directors considered whether and concluded that the non-audit services provided by Ernst & Young LLP are compatible with maintaining its independence. The audit committee affirmatively approved the provision of such non-audit services by Ernst & Young LLP.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return data for the Company’s stock for the period beginning September 28, 1999 (the date on which the Company’s stock was first publicly traded on The Nasdaq National Market) and ending on December 31, 2002 to the cumulative return over such period of (i) The Nasdaq National Market Composite Index and (ii) the Nasdaq Computer Manufacturer Composite Index. The graph assumes that $100 was invested on September 28, 1999 in the common stock of the Company and in each of the comparative indices, and reinvestment of any dividends. The graph further assumes that such amount was initially invested in the common stock of the Company at a per share price of $12.50, the price at which such stock was first offered to the public by the Company on the date of its initial public offering. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF 39 MONTH CUMULATIVE TOTAL RETURN
AMONG FOUNDRY NETWORKS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ COMPUTER MANUFACTURER INDEX

						Cumulative Total Return

	9/28/99	9/99	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02

FOUNDRY
NETWORKS,
INC	$100.00	$504.00	$1,206.75	$1,150.00	$880.00	$535.50	$120.00	$60.00	$159.84	$48.40	$65.20	$57.52	$56.24	$43.84	$56.32
NASDAQ
STOCK
MARKET (U.S.)	$100.00	$99.58	$147.19	$165.24	$143.68	$132.21	$88.53	$66.09	$77.89	$54.04	$70.25	$66.57	$53.06	$42.57	$48.56
NASDAQ
COMPUTER
MANUFACTURER.	$100.00	$99.25	$147.97	$185.39	$160.80	$164.08	$83.35	$59.39	$64.38	$37.41	$57.44	$51.77	$42.07	$33.49	$38.15

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Proposals of stockholders intended to be included in the Company’s proxy statement for the Company’s 2004 Annual Meeting of Stockholders must be received by Jeff Davitt, Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, CA 95164-9100 no later than January 12, 2004. Proposals of stockholders intended to be considered at the 2004 Annual Meeting of Stockholders but not included in the Company’s proxy statement for that meeting must be received by the Company at the above address no earlier than March 14, 2004 and no later than April 13, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2002 all Reporting Persons complied with all applicable filing requirements, with the following exceptions: the Company, on behalf of Lee Chen, inadvertently filed a late Form 4 report with respect to the exercise of an option to purchase, and the same-day sale of, 50,000 shares of Company Common stock on November 15, 2002 and the exercise of an option to purchase, and the same-day sale of, 50,000 shares of Company Common stock on November 21, 2002. These transactions were reported on a Form 4 filed with the SEC on November 26, 2002.

EQUITY COMPENSATION PLAN INFORMATION

     The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of February 28, 2003, including the 1996 Stock Plan (the “1996 Plan”), the 1999 Employee Stock Purchase Plan (the “ESPP”), the 1999 Directors’ Stock Option Plan (the “Directors Plan”) and the 2000 Non-Executive Stock Option Plan (the “2000 Plan”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)		Weighted average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (#) (c)

Equity compensation plans
approved by stockholders	24,999,137	(1)	$11.81	8,547,363	(1)
	—		—	5,717,643	(2)
	1,215,000	(3)	$60.70	2,135,000	(3)
Equity compensation plans not
approved by stockholders	1,797,372	(4)	$11.17	1,887,475	(4)

TOTAL	28,011,509		—	18,287,481

(1)	To be issued or available for issuance under the 1996 Plan.
(2)	Available for issuance under the ESPP. The ESPP, designed to comply with Internal Revenue Code Section 423, includes an “evergreen” feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of the our fiscal years through 2009, equal to the lesser of 1,500,000 shares or 2% of our outstanding common stock on the last day of the immediately preceding fiscal year.

(3)	To be issued or available for issuance under the Directors Plan.
(4)	To be issued or available for issuance under the 2000 Plan. A description of the 2000 Plan follows.

2000 Non-Executive Stock Option Plan

     In October 2000, our board of directors approved the 2000 Non-Executive Stock Option Plan pursuant to which non-qualified stock options may be granted to our employees who are not officers or directors. In October 2000, the Company allocated for issuance under the 2000 Plan approximately 2,000,000 shares that the Company had repurchased from departing employees upon cessation of their employment with the Company, which shares did not become available for reissuance under the 1996 Plan, and in July 2002 the Company allocated an additional 1,776,620 shares the Company had repurchased from departing employees upon cessation of their employment with the Company, which shares did not become available for reissuance under the 1996 Plan. The Company did not obtain stockholder approval of the 2000 Plan or the increase to the 2000 Plan in July 2002. As of December 31, 2003, 3,772,808 shares of common stock reserved for issuance to date under the 2000 Plan, of which 1,797,372 shares were subject to outstanding options and 1,887,475 were available for future grant.

     The purpose of the plan is to promote our success by linking the personal interests of our non-executive employees to those of our stockholders and by providing participants with an incentive for outstanding performance. The plan authorizes the granting of non-qualified stock options only. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a tern of more than ten years. All of the options that are currently outstanding under the plan vest ratably over a four-year period beginning at the grant date and expire ten years from the date of grant. The board of directors or the compensation committee may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the participant. The Company will seek stockholder approval for any amendment to the plan as required by applicable law, NASDAQ listing standards or such rules or regulations to which it is otherwise subject.

OTHER MATTERS

     The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors, Timothy D. Heffner Vice President, Finance and Administration And Chief Financial Officer

May 9, 2003
San Jose, California

APPENDIX A

FOUNDRY NETWORKS, INC.

Charter for the Audit Committee
of the Board of Directors

Purpose and Powers

     The purpose of the Audit Committee established by this charter will be to oversee the accounting and financial reporting processes, and the internal and external audits of Foundry Networks, Inc. (the “Company”), to provide to the Board of Directors (the “Board”) the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to appoint, compensate and oversee the Company’s independent accountants, to supervise the finance function of the Company (which will include, among other matters, the Company’s investment activities) to engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties, to grant pre-approvals of audit services and non-audit services, to establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal accounting controls or auditing matters and the receipt, retention and treatment of such complaints, and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

     The Audit Committee will undertake these specific duties and responsibilities, and such other duties as the Board from time to time may prescribe.

Charter Review

     The Audit Committee will review and reassess the adequacy of this charter at least once per year. This review is initially intended to be conducted at the first Audit Committee meeting following the Company’s Annual Meeting of Stockholders, but may be conducted at any time the Audit Committee desires to do so. Additionally, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the “SEC”), this charter (as then constituted) shall be publicly filed.

Membership

     The Audit Committee shall consist of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall meet the independence standards and have the financial expertise as required by the Rules of the National Association of Securities Dealers, Inc., the Securities Exchange Act of 1934 and the rules promulgated thereunder (collectively, the “Exchange Act”), the Sarbanes-Oxley Act of 2002 and all other applicable rules and regulations.

Meetings

     The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent accountants of the Company at least once quarterly, including upon the completion of the annual audit, outside the presence of management, and at such other times as it deems appropriate to review the independent accountants’ examination and management report.

Responsibilities

     In addition to the responsibilities described elsewhere in this Charter, the Audit Committee shall take such actions as may be necessary or desirable to comply with applicable rules and regulations promulgated under the Sarbanes-Oxley Act or by the SEC or the Nasdaq National Market or by any other applicable governmental agency.

     In addition, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by other applicable laws, rules and regulations.

     Finally, the Audit Committee shall ensure that the Company’s independent accountants understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company’s stockholders and (ii) the Board’s and the Audit Committee’s ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent accountants (or to nominate the outside accountant to be proposed for stockholder approval in any proxy statement).

Reports

     The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company’s proxy statement for its Annual Meeting of Stockholders.

P R O X Y

FOUNDRY NETWORKS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FOUNDRY NETWORKS, INC. FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 12, 2003

     The undersigned stockholder of Foundry Networks, Inc., a Delaware corporation, (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 9, 2003, and hereby appoints Bobby R. Johnson, Jr. and Timothy D. Heffner or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Foundry Networks, Inc. to be held on Thursday, June 12, 2003, at 10:00 a.m., local time, at the Westin Santa Clara Hotel, 5101 Great America Parkway, Santa Clara, CA 95054 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF ALL NOMINATED DIRECTORS; (2) TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

^ DETACH PROXY CARD HERE ^
Please mark votes as in this example	|X|

1.	ELECTION OF DIRECTORS: To elect five (5) directors to serve until the next Annual Meeting or until their respective successors are elected and qualified

|_|	For all nominees listed below (except as indicated).	|_|	Withhold authority to vote for all nominee(s) listed below.

Nominees: Bobby R. Johnson, Jr., Andrew K. Ludwick, Alfred J. Amoroso, C. Nicholas Keating, J. Steven Young

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above:

2.	To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.

FOR |_|	AGAINST |_|	ABSTAIN |_|

Date	,2003

Date

Signature(s)

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)